EXHIBIT 3.2 Articles of Amendment of the Article of Incorporation - MAS Acquisition LII Corp.


                        ARTICLES OF AMENDMENT OF THE
                        ARTICLES OF INCORPORATION OF:

Name of Coporation                                Date of incorporation
  MAS Acquisition LII Corp.                       January 6, 1997

The undersigned officers of the above referenced Corporation (hereinafter referred to as the "Corporation") existing pursuant to the provisions of:
(indicate appropriate act)

  X  Indiana Business                           Indiana Professional
     Coporation Law                             Corporation Act of 1983

  as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

                          ARTICLE I Amendment(s)

The exact text of Article(s)                 I                  of the Articles

        (NOTE: If amending the name of corporation, write Article "I" in space above and write "The name of the Corporation is ----------," below.)



        The name of the corporation is Chineseinvestors.com, Inc.


                              ARTICLE II

Date of each amendment's adoption:
  June 12, 2000

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                              ARTICLE III

Mark applicable section: NOTE - Only in limited situations does Indiana law permit an Amendment without shareholder approval. Because a name change requires shareholder approval, Section 2 must be marked and either A or B completed.

        SECTION 1 This amendment was adopted by the Board of Director or incorporators and shareholder action was not required.

   X    SECTION 2  The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment.  The amendment was adopted by: (Shareholder approval may be by
                   either A or B.)

                   A. Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

        8,519,900       Shares entitled to vote
        8,200,000       Number of shares represented at the meeting
        8,200,000       Shares voted in favor
        0               Shareds voted against

                   B. Unanimous written consent executed on June 12, 2000 and signed by all shareholders entitled to vote.


                   ARTICLE IV Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to penalties of perjury, that the statements contained herein are true, this 12th day of June, 2000.

Signature of current officer or                 Printed name of officer or
chairman of the board                           chairman of the board

/s/  Warren Wei Wang                            Warren Wei Wang



Signature's Title

President, Chief Executive Officer, Chairman of the Board and Director